EXHIBIT 10.37

Titan Machinery Inc. Fiscal 2014 Non-Employee Director Compensation Plan

Each non-employee director of Titan Machinery Inc. shall receive:

•                  an annual cash retainer of $50,000;

•                  an annual grant of $70,000 worth of restricted stock on the first trading day of the second month of the second quarter (1) (per the terms of the Company’s equity awards grant policy) which provides for the lapse of restrictions on the first anniversary of the date of grant;

•                  an additional retainer of $25,000 for the Audit Committee Chair;

•                  an additional retainer of $10,000 to each of the Chairs of the Governance and Compensation Committees;

•                  an additional retainer of $15,000 to the lead independent director; and

•                  reimbursement of reasonable expenses incurred in connection with their services as directors.

(1) The fair market value of the Company’s common stock shall be equal to the closing price of the Company’s common stock on the Nasdaq stock market on the date of determination, or if such date is not a trading date on the Nasdaq Global Select market, the nearest preceding trading date.